Exhibit 99.1

Coach Reports Third Quarter Earnings of $0.84, up 10% on a 7% Sales Increase

Increases Annual Dividend by 13% to $1.35

Announces Planned Departure of Executive Creative Director, Reed Krakoff

NEW YORK--(BUSINESS WIRE)--April 23, 2013--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced sales of $1.19 billion for its third fiscal quarter ended March 30, 2013, compared with $1.11 billion reported in the same period of the prior year, an increase of 7%. On a constant currency basis sales rose 10% for the quarter. Net income for the quarter totaled $239 million, with earnings per diluted share of $0.84. This compared to net income of $225 million and earnings per diluted share of $0.77, in the prior year’s third quarter, increases of 6% and 10%, respectively.

The company also announced that its Board of Directors has voted to increase its cash dividend by $0.15 annually, raising it to an annual rate of $1.35 per share starting with the dividend to be paid to stockholders in July 2013.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re pleased with the solid results we achieved in the third quarter as well as the progress we’re making towards our transformation to a global lifestyle brand, anchored in accessories. Our results demonstrate the brand’s strength across channels, categories and geographies, and reflect the traction we’re achieving in Men’s and digital, two key initiatives. Further, the announcement today of an increase in our dividend reflects our commitment to return capital to shareholders balanced with our investment in the business.”

For the third fiscal quarter, operating income totaled $348 million, up 3% from the $337 million reported in the comparable year ago period, while the operating margin was 29.3% versus 30.4% reported in the prior year. During the quarter, gross profit increased 8% to $880 million, from $818 million a year ago. Gross margin expanded 35 basis points on a year-over-year basis to 74.1% from 73.8%. SG&A expenses as a percentage of net sales was 44.8%, compared to the 43.3% reported in the year-ago quarter. The increase in the SG&A expense ratio compared to prior year reflected the acquisition of retail businesses in Asia.

For the nine months ended March 30, 2013, net sales were $3.85 billion, up 7% from the $3.61 billion reported in the first nine months of fiscal 2012. On a constant currency basis sales rose 8% for the period. Net income totaled $813 million, up 3% from the $787 million reported a year ago, while earnings per share rose 6% to $2.84 from $2.67.

Third fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American sales increased 7% to $792 million from $738 million last year. North American direct sales rose 8% for the quarter with comparable store sales up 1%. At POS, sales in North American department stores were slightly above prior year while shipments into this channel rose slightly as well.
  International sales increased 6% to $382 million from $359 million last year. On a constant currency basis sales rose 14% for the quarter. China results continued very strong, with total sales growing 40% and comparable store sales rising at a double-digit rate. Shipments into international wholesale accounts fell slightly, while underlying POS sales trends remained robust. In Japan, sales were even to prior year on a constant-currency basis, while dollar sales declined 14%, reflecting the weaker yen.

During the third quarter of fiscal 2013, in North America, the company opened one retail store, closed five others and opened two Men’s factory stores. This brought the total to 352 retail stores and 191 factory stores as of March 30, 2013. In China, the 100th location on the Mainland was opened during the quarter, bringing the total to 118. In Japan, Coach closed two locations taking the total to 191 at the end of the quarter. In addition, at quarter-end, the company operated seven locations in Singapore, 27 in Taiwan, 10 in Malaysia and 49 in Korea.

Mr. Victor Luis, President and Chief Commercial Officer of Coach, Inc., added, “While we’re in the early stages of our brand transformation, we’re pleased with our progress. As announced during the quarter, we made a number of key creative hires, taking additional steps to broaden our capabilities to enhance the Coach experience through product, retail environments and integrated marketing communications. Furthermore, our new footwear assortment, which launched during March in over 170 stores in North America and 60 directly-operated stores internationally, has been very well received by our consumers.

“Internationally, our business is growing rapidly, with China in particular continuing to post excellent gains, and is now on course to generate about $425 million in sales this year. We’re also pleased to announce that we’ve reached an agreement to purchase our partner’s 50% interest in our businesses in the United Kingdom and Europe, with the transaction expected to close in July. We believe the region has significant long term potential, attracting both domestic shoppers and the international tourist.

“We’re delighted with the results we’re achieving globally in our Men’s business, which remains on track to double to over $600 million this year, up about 50%. Given the success of Men’s, we now have a broader Men’s offering in over 600 locations globally and across all channels.

“Our solid results this quarter underscore the confidence we have in our ability to leverage the global opportunity, as we continue to evolve the Coach brand,” Mr. Luis concluded.

Separately, Reed Krakoff, President and Executive Creative Director of Coach, Inc., has informed the company of his decision not to renew his contract, which expires in June 2014, to focus exclusively on his namesake brand. Coach is exploring strategic options for the Reed Krakoff brand, which may involve a sale to a group in which Mr. Krakoff would participate. In addition, the company has commenced a search for his successor.

Lew Frankfort commented, “Reed Krakoff has served as President and Executive Creative Director of Coach for over 16 years. His contribution in evolving Coach from a house of American leather goods to a leading international accessories brand is immeasurable and we have great admiration and respect for Reed’s significant accomplishments. We’re looking forward to the next chapter of our growth story, now underway, driven by the exceptional senior creative team Reed and I have forged, as we transform Coach.”

“I am grateful to Lew Frankfort and to the members of the Board for the support and the amazing opportunities I have been given. I have every confidence in the Coach creative team and thank them for their dedication. I am extremely excited to be focusing exclusively on the Reed Krakoff brand, which has developed into a recognized luxury fashion and accessory company,” said Mr. Krakoff.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 23, 2013. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," “plan,” "should," “believe,” “next,” “develop,” "expect," “confidence,” “trends,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 30, 2013 and March 31, 2012
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Net sales	$1,187,578	$1,108,981	$3,852,702	$3,607,989

Cost of sales	307,390	290,914	1,041,964	980,058

Gross profit	880,188	818,067	2,810,738	2,627,931

Selling, general and
administrative expenses	531,695	480,575	1,603,951	1,467,572

Operating income	348,493	337,492	1,206,787	1,160,359

Interest income (expense), net	1,021	257	1,323	355

Other expense	(1,764)	(1,929)	(5,341)	(5,160)

Income before provision for income taxes	347,750	335,820	1,202,769	1,155,554

Provision for income taxes	108,818	110,818	389,692	368,074

Net income	$238,932	$225,002	$813,077	$787,480

Net income per share

Basic	$0.85	$0.78	$2.88	$2.73

Diluted	$0.84	$0.77	$2.84	$2.67

Shares used in computing
net income per share

Basic	280,818	287,569	282,805	288,981

Diluted	284,624	293,496	286,559	294,952

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 30, 2013 and March 31, 2012
(in thousands, except per share data)
(unaudited)

	NINE MONTHS ENDED
	March 30, 2013	March 31, 2012
	GAAP Basis	GAAP Basis	Tax	Charitable	Non-GAAP Basis
	(As Reported)	(As Reported)	Adjustment	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$1,603,951	$1,467,572	$-	$20,270	$1,447,302

Operating income	$1,206,787	$1,160,359	$-	$(20,270)	$1,180,629

Income before provision for income taxes	$1,202,769	$1,155,554	$-	$(20,270)	$1,175,824

Provision for income taxes	$389,692	$368,074	$(12,365)	$(7,905)	$388,344

Net income	$813,077	$787,480	$12,365	$(12,365)	$787,480

Diluted Net income per share	$2.84	$2.67	$0.04	$(0.04)	$2.67

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 30, 2013, June 30, 2012 and March 31, 2012
(in thousands)
(unaudited)

	March 30,	June 30,	March 31,
	2013	2012	2012
ASSETS

Cash, cash equivalents and short term investments	$928,495	$917,215	$929,670
Receivables	177,139	174,462	169,467
Inventories	515,915	504,490	475,364
Other current assets	272,642	208,361	185,047

Total current assets	1,894,191	1,804,528	1,759,548

Property and equipment, net	686,597	644,449	602,685
Other noncurrent assets	691,332	655,344	622,637

Total assets	$3,272,120	$3,104,321	$2,984,870

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$137,143	$155,387	$107,394
Accrued liabilities	455,248	540,398	514,992
Current portion of long-term debt	22,122	22,375	847

Total current liabilities	614,513	718,160	623,233

Long-term debt	485	985	22,607
Other liabilities	413,157	392,245	400,128

Stockholders' equity	2,243,965	1,992,931	1,938,902

Total liabilities and stockholders' equity	$3,272,120	$3,104,321	$2,984,870

CONTACT:
Analysts & Media:
Coach
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications